Exhibit (a)(3)

FOR IMMEDIATE RELEASE
For more information contact:

CNH Investor Relations	+1 (630) 887-3745
CNH Corporate Communications	+1 (630) 887-3823

CNH Announces Results of

Extraordinary General Meeting of Shareholders

BURR RIDGE, IL — (December 17, 2012) — CNH Global N.V. confirmed that an extraordinary meeting of shareholders was convened today in The Netherlands. At the meeting the Company’s shareholders approved:

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An amendment of the Company’s Articles of Association creating a separate class of shares (the “common shares B”) and conversion of the common shares currently held by Fiat Netherlands Holding N.V. (“FNH”), representing approximately 88% of the Company’s entire issued and outstanding share capital, into common shares B.

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A special dividend to stockholders in the amount of US$10.00 per common share. As a result of the amendment to the Articles of Association, all of the common shares held by FNH were converted into common shares B. Accordingly, the cash payment of US$10 per common share will only be made to the non-FNH shareholders of the Company, as the holders of the Company’s regular common shares.

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In connection with the dividend, establishment of a separate dividend reserve, a separate retained earnings reserve and a separate share premium reserve exclusively attached to the common shares B, and allocation of funds in respect of these reserves.

•	Payment of compensation to the members of the Company’s Special Committee in connection with their review of Fiat Industrial’s business combination proposal.

CNH shares will trade ex-dividend on and after December 18, 2012, two business days prior to the December 20, 2012 record date. The Company will use its reasonable best efforts to pay the dividend prior to December 31, 2012, or as promptly thereafter as practical.

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CNH Global N.V. is a world leader in the agricultural and construction equipment businesses. Supported by approximately 11,300 dealers in approximately 170 countries, CNH brings together the knowledge and heritage of its Case and New Holland brand families with the strength and resources of its worldwide commercial, industrial, product support and finance organizations. CNH Global N.V., whose stock is listed on the New York Stock Exchange (NYSE:CNH), is a majority-owned subsidiary of Fiat Industrial S.p.A. (FI.MI). More information about CNH and its Case and New Holland products can be found online at www.cnh.com.

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This document does not constitute an offer to exchange or sell or an offer to exchange or buy any securities. An offer of securities in the United States pursuant to a business combination transaction will only be made through a prospectus which is part of an effective registration statement filed with the US Securities and Exchange Commission. CNH Global N.V. (“CNH”) shareholders who are US persons or are located in the United States are advised to read the registration statement when and if it is declared effective by the US Securities and Exchange Commission because it will contain important information relating to the proposed transaction. You will be able to inspect and copy the registration statement relating to the proposed transaction and documents incorporated by reference at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. CNH’s SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. In addition, Fiat Industrial will make the effective registration statement available for free to shareholders of CNH and Fiat Industrial in the United States.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements relating to CNH and the proposed business combination with Fiat Industrial. All statements included in this communication concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors, including, but not limited to, the following: uncertainties as to whether the proposed business combination will be consummated, uncertainties as to the timing of the proposed business combination, uncertainties as to how many of CNH’s shareholders will participate in the proposed business combination, the risk that the announcement of the proposed business combination may make it more difficult for CNH to establish or maintain relationships with its employees, suppliers and other business partners, the risk that CNH’s business will be adversely impacted during the pendency of the proposed business combination; the risk that the operations of CNH and Fiat Industrial will not be integrated successfully, the risk that the expected cost savings and other synergies from the proposed business combination may not be fully realized, realized at all or take longer to realize than anticipated, and other economic, business and competitive factors affecting the businesses of CNH generally, including those set forth in its annual report on Form 20-F for the year ended December 31, 2011 filed by CNH with the SEC on February 29, 2012. These forward-looking statements speak only as of the date of this communication and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

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